Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	November 3, 2008

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings for Fiscal 2008

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended September 30, 2008.

Fiscal 2008 and Fourth Quarter Highlights:

•	Backlog increased $3.1 billion, or 22.9%, from September 30, 2007 to $16.7 billion

•	Fiscal 2008 net earnings increased $133.6 million, or 46.5%, from fiscal 2007 to $420.7 million

•	Fiscal 2008 diluted EPS increased 43.8% to $3.38 per share

•	Fourth quarter net earnings increased $30.5 million, or 36.3%, from last year to $114.4 million

•	Fourth quarter diluted EPS increased 35.3% from last year to $0.92

Jacobs reported today record net earnings of $420.7 million, or $3.38 per diluted share, on revenues of $11.3 billion for its fiscal year ended September 30, 2008. This compares to net earnings of $287.1 million, or $2.35 per diluted share, on revenues of $8.5 billion for fiscal 2007.

Included in the Company’s results of operations for the fiscal year ended September 30, 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale, in the first quarter of fiscal 2008, of its interest in a company that provides specialized operations and maintenance services.

For the fourth quarter of fiscal 2008, Jacobs reported net earnings of $114.4 million, or $0.92 per diluted share, on revenues of $3.2 billion. This compares to net earnings of $83.9 million, or $0.68 per diluted share, on revenues of $2.3 billion for the fourth quarter of fiscal 2007.

Jacobs also announced backlog totaling $16.7 billion at September 30, 2008, including a technical professional services component of $8.1 billion. This compares to total backlog and technical professional services backlog of $13.6 billion and $6.2 billion, respectively, at September 30, 2007.

Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “In spite of significant challenges created by the recent hurricanes in the Gulf Coast, our team produced excellent results in the fourth quarter and for the year. Our one disappointment this quarter came from a breakdown in our relationship with a customer on a project in the Canadian oil sands. Because of the breakdown, the customer is transferring future phases of the project to other contractors. As a result, we removed $2.36 billion from our backlog for this project, which would have been performed over the next three fiscal years. Of this, $2.27 billion was in field services, substantially in the form of “pass-thru” revenues. Our Canadian business remains healthy and we are working diligently to rebuild our relationship with this customer.”

“Our sales in the fourth quarter remained strong. Our business is solid and prospect quality remains high. As we look ahead, FY09 looks like another good year.”

Commenting on the Company’s earnings outlook for fiscal 2009, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “The outlook for 2009 is good and should track inline with our long-term goals. Our initial guidance for 2009 earnings per share is a range of $3.55 to $4.05.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, November 4, 2008, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through November 11, 2008. The dial-in number for the audio replay is 800.642.1687 or 706.645.9291 (ID 70369619).

Jacobs, with over 57,000 employees and revenues exceeding $11.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended September 30		Year Ended September 30
	2008	2007	2008	2007
Revenues	$3,196,621	$2,280,069	$11,252,159	$8,473,970
Costs and Expenses:
Direct costs of contracts	(2,736,343)	(1,947,610)	(9,517,673)	(7,262,621)
Selling, general, and administrative expenses	(281,498)	(203,070)	(1,091,427)	(769,393)

Operating Profit	178,780	129,389	643,059	441,956
Other Income (Expense):
Interest income	4,210	5,641	15,447	19,764
Interest expense	(1,557)	(2,296)	(4,414)	(8,019)
Miscellaneous income (expense), net	(2,708)	(1,719)	3,319	(5,059)

Total other income (expense), net	(55)	1,626	14,352	6,686

Earnings Before Taxes	178,725	131,015	657,411	448,642
Income Tax Expense	(64,342)	(47,123)	(236,669)	(161,512)

Net Earnings	$114,383	$83,892	$420,742	$287,130

Earnings Per Share (“EPS”):
Basic	$0.94	$0.70	$3.47	$2.42
Diluted	$0.92	$0.68	$3.38	$2.35

Weighted Average Shares Used to Calculate EPS:
Basic	121,867	119,504	121,083	118,559
Diluted	124,559	123,194	124,357	122,226

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Other Operational Information (in thousands):

	Three Months Ended September 30		Year Ended September 30
	2008	2007	2008	2007
Revenues by Major Component:
Technical professional services	$1,548,722	$1,221,529	$5,898,679	$4,425,295
Field services	1,647,899	1,058,540	5,353,480	4,048,675

Total	$3,196,621	$2,280,069	$11,252,159	$8,473,970

Depreciation (pre-tax)	$17,341	$13,075	$63,725	$49,712

Capital Expenditures	$27,755	$16,554	$114,786	$64,620

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30
	2008	2007
Balance Sheet Information:
Cash and cash equivalents	$604,420	$613,352
Working capital	1,173,238	1,001,644
Total debt	56,642	40,979
Stockholders’ equity	2,245,147	1,843,662

Backlog Information:
Technical professional services	$8,085,200	$6,188,500
Field services	8,611,400	7,397,300

Total	$16,696,600	$13,585,800

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